UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 20, 2010

Commission File No.	Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number	I.R.S. Employer Identification Number
1-8180	TECO ENERGY, INC.	59-2052286
(a Florida corporation) TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111
1-5007	TAMPA ELECTRIC COMPANY	59-0475140
(a Florida corporation) TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01:	Other Events.

Explanatory note: The first three paragraphs of this item are being filed jointly by TECO Energy, Inc. and Tampa Electric Company. The remainder is being filed by TECO Energy, Inc. only.

Tampa Electric Company has entered into a stipulation with the intervenors in The Florida Public Service Commission (FPSC) Docket No. 090368-EI “Review of the continuing need and cost associated with Tampa Electric Company’s 5 Combustion Turbines and Big Bend Rail Facility” and Tampa Electric’s 2008 base rate proceeding. This stipulation resolves all issues in the above docket, all issues in the intervenors appeal of the FPSC’s 2009 decision in Tampa Electric’s base rate proceeding pending before the Florida Supreme Court, thereby enabling the docket related to the base rate proceeding to be closed.

Under the terms of the stipulation, the $25.7 million step increase remains in effect for 2010, and Tampa Electric will make a one-time reduction of $24 million to customer’s bills in 2010. Effective Jan. 1, 2011, and for subsequent years, rates of $24.42 million (a $1.28 million reduction from the $25.7 million in effect for 2010) related to the step increase will be in effect.

This stipulation is subject to final approval by the FPSC, and a vote on this matter is expected in August 2010.

TECO Energy 2010 Earnings Outlook

Based on year-to-date performance at all of the operating companies, and expected operations for the remainder of 2010, TECO Energy is updating its 2010 earnings per share guidance, excluding all charges and gains, to be in a range between $1.25 to $1.35 per share. This updated guidance range includes the effects of the stipulation described above, which, if approved by the FPSC, would reduce net income by approximately $15 million.

TECO Energy will provide additional 2010 forecast details at the time of its second quarter earnings release and conference call with investors, which is planned for 9:00 am on Aug. 5, 2010.

Note: This 8-K contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity prices; operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in the U.S. federal tax code on earnings from foreign investments that could reduce earnings; the success of ongoing discussions with regulators in Guatemala to extend the purchase power agreement for the Alborada Power Station; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2009, and as updated in subsequent SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2010	TECO ENERGY, INC.
(Registrant)

/s/ S. W. CALLAHAN
S. W. CALLAHAN
Vice President-Finance and Accounting
and Chief Financial Officer (Chief Accounting Officer) (Principal Financial and Accounting Officer)

Date: July 20, 2010	TAMPA ELECTRIC COMPANY
(Registrant)

/s/ S. W. CALLAHAN
S. W. CALLAHAN
Vice President-Finance and Accounting
and Chief Financial Officer (Chief Accounting Officer) (Principal Financial and Accounting Officer)